Exhibit 4.6

DEED OF CONFIRMATION

This DEED is made on 21 April 2011.

BETWEEN:

(1)	NEWRACE LIMITED, a company incorporated in British Virgin Islands (registration number 1497287) whose registered office is at P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands (“Newrace”); and

(2)	RICHBURG HOLDINGS LIMITED, a company incorporated in British Virgin Islands (registration number 1492752) whose registered office is at P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands (“Richburg”).

RECITALS

(A)	Newrace and Richburg entered into a share subscription and shareholders agreement dated 10 August 2008 (the “Shareholders Agreement”).

(B)	Newrace, Richburg and Ms. Laifan Chu entered into a supplementary agreement dated 12 August 2008 (the “Supplemental Shareholders Agreement”) with the full intention to supplement and amend the terms in the Shareholders Agreement.

(C)	Pursuant to Clauses 1 and 3 of the Supplemental Shareholders Agreement, the parties purported to amend the Shareholders Agreement such that, inter alia, Richburg agreed to subscribe for 5,000 shares in Richwheel Limited (“Richwheel”) at the par value of US$1.00 each, and contribute additional capital of RMB50,000,000.00 to Richwheel or China Wheel Limited. The parties agree to clarify the meaning of the above in this DEED.

This DEED WITNESSES as follows:

1.	The parties agree that, notwithstanding the wording of Clauses 1 and 3 of the Supplemental Shareholders Agreement, the parties have always agreed and intended that Richburg’s contribution to the share capital of Richwheel shall be a total sum of RMB50,000,000.00 for 5,000 shares of the par value of US$1.00 each in Richwheel.

2.	The Shareholders Agreement as supplemented and amended by the Supplemental Shareholders Agreement and this DEED shall be and has been duly performed by and as between the parties in accordance to the terms thereof.

3.	The terms of the Supplemental Shareholders Agreement as clarified pursuant to Clause 1 above were intended as from the date of the said agreement to be, and shall be, valid, binding and enforceable and shall be repeated in this DEED as though they were set out herein and the parties undertake not to challenge the binding effect and the enforceability of the Supplemental Shareholders Agreement the terms of which are clarified in this DEED.

4.	Notwithstanding the date of this DEED, each of the parties hereby agrees and fully intends that this DEED shall take effect from the date of the Supplemental Shareholders Agreement.

5.	If at any time any provision of this DEED is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this DEED; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this DEED.

6.	This DEED shall be governed by and construed in accordance with the laws of Hong Kong. Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this DEED is to be governed by and determined in accordance with the laws of Hong Kong.

7.	This DEED may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

IN WITNESS whereof this document has been executed and delivered as a deed the day and year first before written.

Executed as a deed by Newrace Limited before one director with intent to bind the company and attest its seal in the presence of	Junqiu Gao
/s/ Junqiu Gao
Signature of witness:	/s/ Chaohui Lu	/s/ Common Seal

Name (print): Occupation: Address:	Chaohui Lu Secretary of the Board No. 1608, North Circle Road State Highway Zhangzhou, Fujian Province, China.

Executed as a deed by Richburg Holdings Limited before one director with intent to bind the company and attest its seal in the presence of	Yuanzhe Huang /s/ Yuanzhe Huang
Signature of witness:	/s/ Chaohui Lu	/s/ Common Seal

Name (print): Occupation: Address:	Chaohui Lu Secretary of the Board No. 1608, North Circle Road State Highway Zhangzhou, Fujian Province, China.

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